Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES MANAGEMENT CHANGE

Bethesda, MD – August 21, 2017 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, today announced that Chairman of the Board of Directors Jeff Busch will be assuming the role of Chief Executive Officer, effective immediately. Mr. Busch is taking over for David Young, who resigned, effective August 16, 2017, from his position as Chief Executive Officer of the Company and as a member of the Company’s board of directors. Mr. Young will continue as an employee of the Company’s external manager until September 19, 2017, after which he will continue to serve as a consultant providing acquisition and business development services for the Company.

Jeffrey Busch, Chairman of the Board of Directors of Global Medical REIT, stated, “Our Board of Directors determined that a change in leadership offered the best avenue for future success and thus we have made this move. Our singular focus will be to determine and execute on those courses of action that best align the Company for success. I will be assuming the role of CEO and will focus on our capital markets activities along with day to day management of the Company. I am eager to build on the strong start we had and take the Company to the next level. On behalf of the Board of Directors and also personally, I want to sincerely thank Dave for all his contributions to the Company. I am also pleased that the Company will continue to benefit from Dave’s extensive industry contacts and experience through his role as an acquisition and business development consultant for the Company.”

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s strategy is to produce increasing, reliable rental revenue by expanding its portfolio, and leasing its healthcare facilities to market-leading operators under long-term triple-net leases. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

COMPANY CONTACT:		INVESTOR RELATIONS:
-OR-
Global Medical REIT Inc.		The Equity Group Inc.
Danica Holley		Jeremy Hellman
Chief Operating Officer		Senior Associate
(202) 524-6854 / danicah@globalmedicalreit.com		(212) 836-9626 / jhellman@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com